Exhibit 99.1

   Medical Staffing Network Holdings Announces Change in Executive Management


     BOCA RATON, Fla.--(BUSINESS WIRE)--March 30, 2006--Medical Staffing Network Holdings, Inc. (NYSE:MRN), a leading healthcare staffing company and the largest provider of per diem nurse staffing services in the nation, announced today that Larry McPherson will be stepping down as the Company's chief financial officer. Mr. McPherson, who joined the Company in 2004, has decided to pursue other interests. The Company's current president, Kevin Little, will assume the title of president and chief financial officer. Mr. Little held the position of chief financial officer prior to Mr. McPherson joining the Company.
     Chairman and chief executive officer, Robert Adamson, commented, "Larry has decided to pursue his entrepreneurial interests and acquire his own business in an unrelated field. We wish him well in his new venture and thank him for his valuable contributions while at MSN. Kevin was our chief financial officer for over six years and is highly capable of covering those responsibilities."

     Company Summary

     Medical Staffing Network Holdings, Inc. is the largest provider of per diem nurse staffing services in the United States. The Company also provides travel nurse staffing services and is a leading provider of allied health professionals, including radiology specialists, diagnostic imaging technicians and clinical laboratory technicians.


    CONTACT: Medical Staffing Network Holdings, Inc.
             Investor Relations: Sean M. Kerrigan, 561-322-1317